Exhibit 99

ORBCOMM ANNOUNCES FIRST QUARTER 2015 RESULTS

– Total Revenues of $42.3 Million, Increased 119% Over Prior Year with Organic Growth of Over 30% –

– Adjusted EBITDA of $9.0 Million, Increased 149% Over Prior Year –

– Subscriber Communicators Increased by 286,000 to 1,262,000 –

Rochelle Park, NJ, May 7, 2015 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the first quarter ended March 31, 2015.

The following financial highlights are in thousands of dollars.

	Three months ended March 31,
	2015	2014
Service Revenues	$23,774	$14,426
Product Sales	$18,556	$4,924
Total Revenues	$42,330	$19,350
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	($2,882)	($441)
EBITDA (1,3)	$5,230	$1,541
Adjusted EBITDA (2,3)	$9,045	$3,633

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•	ORBCOMM completed the acquisitions of SkyWave and InSync which had a positive impact on year-over-year comparisons. First quarter 2015 results include a full quarter of SkyWave and approximately eleven weeks of InSync with organic growth of over 30%.

•	For the first quarter of 2015, Total Revenues were up 119% year-over-year to $42.3 million. Service Revenues were up 65% over the prior year to $23.8 million. First quarter 2015 Product Sales of $18.6 million were 277% higher than the prior year.

•

Adjusted EBITDA for the first quarter of 2015 was $9.0 million, $5.4 million or 149% higher than the prior year. ORBCOMM’s basic EPS is ($0.04) for the first quarter of 2015 compared to ($0.01) for the comparable period last year, lower largely due to higher Depreciation and Amortization expense of $6.5 million related to additional satellites put into service in late-2014 and acquired intangible assets, Acquisition-Related and Integration costs of $2.5 million related to the recent acquisitions of SkyWave and Insync and higher Interest Expense of $1.2 million.

Excluding Acquisition-Related and Integration costs of $2.5 million, Adjusted Net Loss was $0.4 million and Adjusted basic EPS was ($0.01) for the first quarter of 2015 compared to Adjusted Net Income of $0.8 million and Adjusted basic EPS of $0.01 for the comparable period last year.

•	Net subscriber communicator additions for ORBCOMM were 286,000 in the first quarter of 2015, bringing the total billable subscriber communicators to 1,262,000 at March 31, 2015, compared to 889,000 at the end of the first quarter last year, with the core business adding 36,000 subscribers. This includes the approximately 250,000 incremental subscribers added in the first quarter of 2015 from the acquisition of SkyWave. Billable subscriber communicators increased 42% year-over-year.

•	On April 15, 2015, ORBCOMM announced that Iron Mountain Inc. (NYSE: IRM), the storage and information management company, will be utilizing InSync’s iApp software and RFID-enabled Audit Carts (iRover) for its RFID-enabled Inventory Governance Solution. InSync’s best-in-class software is currently being installed at Iron Mountain’s storage sites around the world. InSync worked closely with Iron Mountain to design, deploy and support a complete solution that provides its global customers with access to unsurpassed levels of stored records visibility, auditing and validation capabilities.

•	On April 16, 2015, ORBCOMM announced that it has the received the Mobile Satellite Users Association (MSUA) 2015 Innovation Award for SkyWave’s IsatData Pro (IDP) service. The award was presented to ORBCOMM at an awards luncheon at the MSUA-12 Conference on March 17, which was held in conjunction with the Satellite 2015 Conference & Exhibition in Washington, DC.

•	On May 6, 2015, ORBCOMM announced that LBX Company (LBX), the maker of Link-Belt hydraulic excavators, selected ORBCOMM to provide satellite data communications for its global Original Equipment Manufacturer (OEM) telematics application. LBX will utilize the ORBCOMM satellite network to enable its customers to track and monitor their heavy machinery worldwide through its RemoteCARE® equipment management tool. Leveraging ORBCOMM’s cost-effective and reliable satellite connectivity, LBX customers can significantly reduce operating costs, minimize equipment downtime and increase theft prevention, while gaining complete equipment visibility and performance monitoring metrics.

For more information on recent highlights, please visit www.orbcomm.com.

“We’re pleased with the fast start to 2015,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We’ve made great progress on integrating the SkyWave and InSync acquisitions and are encouraged by the opportunities for our combined offerings including best-in-class connectivity services, hardware solutions, web applications and software, across incremental markets and geographies. There is a lot to look forward to in the latter half of the year including our second OG2 launch, multiple large deployments, as well as new opportunities.”

“First quarter 2015 was highlighted by record Total Revenues of $42.3 million and Adjusted EBITDA of $9.0 million,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “Our revenues increased organically by over 30% and through acquisition. Higher revenues and cost synergies improved Adjusted EBITDA margins to 21.4%.”

Financial Results and Highlights

Revenues

For the first quarter ended March 31, 2015, Service Revenues were up 65% over the prior year period in 2014 to $23.8 million. The increase in Service Revenues in Q1 of 2015 was driven by core network revenues, AIS, Euroscan and the recent acquisitions of SkyWave and InSync.

Product Sales during the first quarter of 2015 were $18.6 million compared to $4.9 million during the same period last year, increasing $13.6 million or 277%. The quarterly year-over-year increase in Product Sales was driven by large customer orders for our solutions, in additional to sales from Euroscan and SkyWave.

Total Revenues for the quarter ended March 31, 2015 were $42.3 million compared to $19.4 million during the same period of 2014, an increase of 119%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the first quarter of 2015 were $43.6 million compared to $19.6 million during the same period in 2014. Direct costs, exclusive of Depreciation and Amortization, increased year-over-year largely due to increases in both Service Revenues and Product Sales and costs to operate the companies acquired. Gross Profit increased by $10.4 million or 102% to $20.7 million for the quarter ended March 31, 2015 compared to $10.3 million for the prior year quarter due to the increase in Service Revenues and Product Sales. Operating Expenses were higher than the prior year period primarily due to expenses from the companies acquired such as acquired employees, increases in professional services, higher Depreciation and Amortization from the six operational OG2 satellites commencing service in Q3 last year and acquired intangible assets, and higher Acquisition-Related and Integration costs of $2.5 million related to SkyWave and Insync.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the first quarter of 2015 was a $2.3 million loss compared to a $0.2 million loss for the first quarter of 2014 due to higher costs as described above and higher Interest Expense related to debt financings to fund the acquisitions of SkyWave and InSync.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was a $2.9 million loss for the three months ended March 31, 2015 compared to a $0.4 million loss for the same three-month period in 2014. Basic Earnings Per Share were ($0.04) for the first quarter of 2015 versus ($0.01) for the first quarter of 2014.

EBITDA and Adjusted EBITDA

EBITDA for the first quarter of 2015 was $5.2 million compared to $1.5 million in the first quarter of 2014 and includes $2.5 million in Acquisition-Related and Integration costs.

Adjusted EBITDA was $9.0 million for the first quarter of 2015 compared to $3.6 million in the first quarter of 2014, an increase of 149%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At March 31, 2015, Cash and Cash Equivalents, Cash Held for Acquisition and Restricted Cash were $81.9 million, compared to $215.8 million at December 31, 2014, decreasing $133.9 million. Cash decreased primarily due to the purchase of SkyWave and InSync and repayment of the $10.0 million revolving credit facility to Macquarie, offset by Cash from Operations of $4.8 million and Insync debt financing of $10.0 million.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-888-806-6198 at least ten minutes prior to the start of the call. International callers should dial 1-913-312-0935. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-888-203-1112 domestically or 1-719-457-0820 internationally and enter reservation identification number 9389757. The replay will be available from approximately 3:30 PM ET on May 7, 2015, through 3:30 PM ET on May 21, 2015.

About ORBCOMM Inc.

ORBCOMM Inc. (NASDAQ: ORBC) is a leading global provider of Machine-to-Machine (M2M) communication solutions and the only commercial satellite network dedicated to M2M. ORBCOMM’s unique combination of global satellite, cellular and dual-mode network connectivity, hardware, web reporting applications and software is the M2M industry’s most complete service offering. Our solutions are designed to remotely track, monitor, and control fixed and mobile assets in core vertical markets including transportation & distribution, heavy equipment, industrial fixed assets, oil & gas, maritime, mining and government.

With nearly 20 years of innovation and expertise in M2M, ORBCOMM has more than 1.2 million subscribers with a diverse customer base including premier OEMs such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co., Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment, as well as end-to-end solutions customers such as C&S Wholesale, Canadian National Railways, CR England, Hub Group, J.B. Hunt, Marten Transport, Swift Transportation, Target, Tropicana, and Tyson Foods. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond our control, that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the costs and expenses associated with the acquisition of SkyWave Mobile Communications Inc. (“SkyWave”); failure to successfully integrate SkyWave with our existing operations or failure to realize the expected benefits of the acquisition of SkyWave; dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil for SkyWave, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd., Union Pacific Railroad and Maersk Lines, and other value-added resellers, or VARs, and international value-added resellers, or IVARs for ORBCOMM and Onixsat, Satlink and Sascar, and other value-added Solution Providers, or SPs, for SkyWave; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Amplus Communication Pte Ltd.; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $150 million, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; satellite construction and launch failures, delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; our inability to replenish or expand our satellite constellation; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; changes in our business strategy; and the other risks described in our filings with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors except as required by law. For more detail on these and other risks, please see Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended, and other documents, on file with the Securities and Exchange Commission.

Contacts
Investor Inquiries:	Media Inquiries:
Michelle Ferris	Chuck Burgess
Director of Corporate Communications	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$80,692	$91,565
Cash held for acquisition	—	123,000
Accounts receivable, net of allowance for doubtful accounts of $836 and $706, respectively	26,876	23,194
Inventories	15,765	11,650
Prepaid expenses and other current assets	5,771	2,333
Deferred income taxes	3,208	814

Total current assets	132,312	252,556
Satellite network and other equipment, net	188,461	180,621
Goodwill	102,734	39,870
Intangible assets, net	96,879	26,334
Restricted cash	1,195	1,195
Other assets	8,024	5,921
Deferred income taxes	51	51

Total assets	$529,656	$506,548

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,668	$8,750
Accrued liabilities	27,020	20,336
Current portion of deferred revenue	3,936	3,525

Total current liabilities	39,624	32,611
Note payable - related party	1,241	1,389
Note payable	150,000	150,000
Deferred revenue, net of current portion	2,342	2,579
Deferred tax liabilities	21,997	5,696
Other liabilities	7,484	5,764

Total liabilities	222,688	198,039

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 91,875 and 90,973 shares issued and outstanding	918	909
Common stock, par value $0.001; 250,000,000 share authorized; 70,441,671 and 70,109,488 shares issued at March 31, 2015 and December 31, 2014	70	70
Additional paid-in capital	377,981	376,297
Accumulated other comprehensive income	(1,131)	(583)
Accumulated deficit	(71,019)	(68,137)
Less treasury stock, at cost; 29,990 shares at March 31, 2015 and December 31, 2014	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	306,723	308,460
Noncontrolling interest	245	49

Total equity	306,968	308,509

Total liabilities and equity	$529,656	$506,548

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Service revenues	$23,774	$14,426
Product sales	18,556	4,924

Total revenues	42,330	19,350

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	7,704	5,070
Cost of product sales	13,948	4,027

Gross profit	20,678	10,253

Operating expenses:
Selling, general and administrative	11,441	6,806
Product development	1,608	679
Depreciation and amortization	6,455	1,799
Acquisition-related and integration costs	2,451	1,184

Loss from operations	(1,277)	(215)

Other income (expense):
Interest income	71	2
Other income (expense)	188	(16)
Interest expense	(1,242)	(2)

Total other income (expense)	(983)	(16)

Loss before income taxes	(2,260)	(231)
Income taxes	477	173

Net loss	(2,737)	(404)
Less: Net income attributable to the noncontrolling interests	136	27

Net loss attributable to ORBCOMM Inc.	$(2,873)	$(431)

Net loss attributable to ORBCOMM Inc. common stockholders	$(2,882)	$(441)

Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.04)	$(0.01)

Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.04)	$(0.01)

Weighted average common shares outstanding:
Basic	70,238	53,213

Diluted	70,238	53,213

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,737)	$(404)

Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	200	73
Change in the fair value of acquisition-related contingent consideration	(93)	(563)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(12)	(19)
Amortization of deferred financing fees	110	—
Depreciation and amortization	6,455	1,799
Stock-based compensation	1,131	881
Foreign exchange (gains) losses	(532)	16
Increase in fair value of indemnification assets	—	(126)
Loss on settlement agreement in connection with the indemnification assets	—	97
Deferred income taxes	432	63
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	10,946	891
Inventories	(3,004)	(34)
Prepaid expenses and other assets	(1,351)	(300)
Accounts payable and accrued liabilities	(6,538)	(1,100)
Deferred revenue	(318)	288
Other liabilities	130	146

Net cash provided by operating activities	4,819	1,708

Cash flows from investing activities, net of acquisition:
Acquisition of businesses, net of cash acquired	(133,707)	(28,883)
Capital expenditures	(4,171)	(3,804)
Cash released from escrow for acquisition	123,000	—
Proceeds received from settlement agreement in connection with the indemnification assets	—	691

Net cash used in investing activities	(14,878)	(31,996)

Cash flows from financing activities
Proceeds received from issuance of common stock in connection with public offering, net of underwriters’ discounts and commissions and offering costs of $2,228	—	36,607
Proceeds received from issuance of long-term debt	10,000	—
Cash paid for debt issuance costs	(842)	—
Proceeds received from exercise of stock options	244	62
Principal payment of revolving credit facility	(10,000)	—
Principal payments of capital leases	(24)	(45)

Net cash (used in) provided by financing activities	(622)	36,624

Effect of exchange rate changes on cash and cash equivalents	(192)	(20)

Net (decrease) increase in cash and cash equivalents	(10,873)	6,316
Beginning of period	91,565	68,354

End of period	$80,692	$74,670

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended March 31,
(in thousands)	2015	2014
Net Income (Loss) attributable to ORBCOMM Inc.	($2,873)	($431)
Net interest (income) expense	1,171	(0)
Provision (benefit) for income taxes	477	173
Depreciation and amortization	6,455	1,799

EBITDA	$5,230	$1,541

Stock-based compensation	1,131	881
Noncontrolling interests	136	27
Acquisition-related and integration costs	2,451	1,184
In-orbit insurance	97	0

Adjusted EBITDA	$9,045	$3,633

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin measures presented by other companies. A reconciliation table is presented above.

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to Adjusted Net Income (Loss) attributable to ORBCOMM Inc. and Basic EPS to Adjusted Basic EPS for the periods shown:

	Three months ended March 31,
(in thousands except per share data)	2015	2014
Net Income (Loss) attributable to ORBCOMM Inc.	($2,873)	($431)
Acquisition-related and integration costs	2,451	1,184

Adjusted Net Income (Loss) attributable to ORBCOMM Inc.	($422)	$753

Basic EPS	($0.04)	($0.01)
Impact of Adjustments on Basic EPS	$0.03	$0.02

Adjusted Basic EPS	($0.01)	$0.01

Adjusted Net Income (Loss) attributable to ORBCOMM Inc. is defined as Net Income (Loss) attributable to ORBCOMM Inc., adjusted for acquisition-related and integration costs. A reconciliation table is presented above.